Exhibit 99.2

Ceva, Inc. Q2 2025 Financial Results Conference Call - Prepared Remarks :: August 11, 2025

Ceva, Inc.

Second Quarter 2025 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

August 11, 2025

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to Ceva’s second quarter 2025 earnings conference call. Joining me today on the call are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of Ceva.

Forward Looking Statements and Non-GAAP Financial Measures

Before handing over to Amir, I would like to remind everyone that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions.

Forward-looking statements include statements regarding our strategy and growth opportunities, including with respect to expanding our NPU business into infrastructure and data center markets, market positioning, trends and dynamics, including with respect to increasing importance of AI and integration of AI into our customer’s products, expectations regarding demand for and benefits of our technologies and revenues, and our financial goals and guidance regarding future performance. Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

We will also be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-ip.com.

Ceva, Inc. Q2 2025 Financial Results Conference Call - Prepared Remarks :: August 11, 2025

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter and provide some insight into our ongoing business.

Amir

Thank you, Richard, and good morning, everyone. This quarter was marked by strong licensing execution across all our core offering pillars–Connect, Sense, and Infer. We secured 13 license agreements, including 5 first-time customers and 4 OEM customers, highlighting the breadth and strength of our IP portfolio. We saw a healthy sequential rebound in our royalty business, driven by increased shipments from our consumer and smartphone customers.

In licensing, this quarter marked a pivotal moment for our AI business as we entered the broad adoption phase for our edge AI NPUs. Following extensive evaluations with leading customers, we secured four strategic, high impact NPU customer agreements, validating the market’s readiness and our innovative, market leading NPU portfolio. These included two NeuPro-Nano deals related to audio in embedded applications and two NeuPro-M deals targeting two diverse use cases.

AI is increasingly central to next-generation audio experiences. In earbuds and hearing aids, it enables adaptive noise cancellation and personalized sound profiles. In smart speakers, it powers far-field voice recognition and context-aware processing. And in smartwatches, it expands voice commands and health diagnostics capabilities. These are just a few of the powerful capabilities that on-device AI can enable in the smallest, most power constrained devices, which is why a broad base of our customers are integrating AI into their products.

One of the NeuPro-Nano agreements was signed with an existing high-volume connectivity customer expanding into AI-powered audio, reflecting the growing trend of customers integrating multiple Ceva IPs into a single chip. This approach boosts product capabilities, enhances deal economics, and increases royalties per device. It also marks the second major connectivity customer to adopt our edge AI NPUs in recent quarters, reinforcing our strategy of deepening relationships through multi-IP engagements.

Ceva, Inc. Q2 2025 Financial Results Conference Call - Prepared Remarks :: August 11, 2025

We also signed a new NPU agreement with ALi Corporation, a leader in set-top box chipsets, to integrate NeuPro-Nano and NeuPro-M into their next-gen video platforms. As AI becomes essential in STB and smart displays, our NPUs offer scalable, energy-efficient performance for advanced edge workloads.

Another key deal was with a photonic computing company developing a next-gen communication acceleration platform for cloud AI inference. Their high-throughput, low-latency systems require scalable NPUs, and our NeuPro-M—paired with our AI software stack—was selected for its ability to deliver multi-core performance within tight silicon and power constraints.

As AI workloads grow more complex, traditional infrastructure faces pressure to improve performance and efficiency. Our NeuPro-M architecture is designed to address these challenges, enabling intelligent workload orchestration, adaptive data routing, and low-latency inference. We see significant opportunities to expand our NPU business into infrastructure and AI inference datacenter markets.

In automotive, we secured two strategic agreements this quarter. One was a licensing deal with Qualcomm following their acquisition of Autotalks, a long-time Ceva customer. Our DSPs are integral to Autotalks’ V2X solutions, now part of Qualcomm’s Snapdragon Digital Chassis, supporting global V2X rollouts. With Autotalks already in volume production, this collaboration is poised to accelerate global V2X rollouts–while reinforcing Ceva’s leadership in next-generation automotive connectivity. The second deal involves our sensor fusion DSP for a U.S. customer developing next-gen 4D radar platform, which is gaining traction in ADAS and autonomous vehicles.

Our automotive momentum continues to build. In Q2, a leading semiconductor began production of Level 2/3 SoCs using our vision DSPs and AI accelerators, and another top-tier customer is set to begin production on a Ceva-powered platform. These wins, along with the NeuPro-M design win at Nextchip and several others, position us for meaningful long-term royalty streams in automotive.

Ceva, Inc. Q2 2025 Financial Results Conference Call - Prepared Remarks :: August 11, 2025

Turning to royalties, we saw good sequential growth across most of our markets, with royalties up 16% sequentially. On a year-over-year basis, royalties declined by 5%, mainly attributable to the lackluster smartphone market, where widespread softness has been reported by our peers, and which we also experienced at the low end of the market. With regards to the higher end of the smartphone market, our share is expected to grow at a leading U.S. OEM using our technology in their in-house 5G modem. Outside of mobile, our consumer IoT customers showed strong sequential and year-over-year growth in shipments, driven by record high cellular IoT and Wi-Fi 6 shipments. Overall consumer IoT shipments were up 21% sequentially and 16% year-over-year. We expect that the sequential growth in royalties will continue throughout the rest of the year, as our customers build towards the holiday season and our share grows at our U.S. OEM smartphone customer.

Last week, we also announced a major milestone: over 20 billion Ceva-powered devices shipped. This achievement places us among a very small and select group of elite IP companies–alongside the likes of Arm Holdings–to reach this scale. It reflects our position as a foundational technology leader in the mobile and IoT eras and positions us strongly for the smart edge era now underway. Our broad IP portfolio across Connect, Sense, and Infer is increasingly sought-after, as reflected in both our licensing and royalty performance. With AI now contributing meaningfully to licensing revenue, we are well-positioned to become the NPU IP of choice across the semiconductor industry. The trust we’ve built over the past two decades gives us a strong platform to scale our AI business and deepen our role as a strategic partner to the world’s leading chipmakers.

We view the 20 billion shipment milestone not as a finish line, but as a launchpad for Ceva’s next chapter: becoming the trusted IP powerhouse of the smart edge era and delivering long-term value for our shareholders.

I’ll now hand the call over to Yaniv for the financials.

Yaniv

Thank you, Amir. I’ll now start by reviewing the results of our operations for the second quarter of 2025.

Revenue for the second quarter was $25.7 million, down 10% compared to $28.4 million for the same quarter last year. The revenue breakdown is as follows:

Ceva, Inc. Q2 2025 Financial Results Conference Call - Prepared Remarks :: August 11, 2025

Licensing and related revenue totaled $15.0 million, representing 59% of total revenue for the quarter. This reflects a 13% year-over-year decline, primarily due to a catch-up in licensing revenue recognized in the second quarter of 2024 following a slip in the first quarter of 2024. Licensing revenue for the first half of 2025 reached $30.1 million, a 5% increase compared to $28.7 million in the same period of 2024. This growth reflects the strength and stability of our expanded IP portfolio, the growth opportunity in AI licensing, and the solid execution by our global sales organization.

Royalty revenue for the quarter was $10.7 million, reflecting 41% of total revenues, a 16% sequential increase but a 5% decrease year over year. First half 2025 royalty revenues totaled $19.9 million compared to $21.8 million in 2024. The year-over-year decrease reflects a slower start in the handset market during the first half of 2025. However, we anticipate sequential growth in the second half of the year, with particularly strong momentum in the fourth quarter.

Gross margin came in line with guidance, 86% on a GAAP and 87% on non-GAAP basis compared to 90% and 91% on GAAP and non-GAAP, respectively, a year ago.

Total GAAP operating expenses for the second quarter were $26.6 million, above the higher end of our guidance, due mainly to higher employee-related benefit provisions, after slower first quarter results and associated adjustments. We are also continuing to build on our strategic investments in AI, strengthening our leadership position and fueling future growth.

Total non-GAAP operating expenses for the second quarter, excluding equity-based compensation expenses, amortization of intangibles and related acquisition costs, were $21.6 million, also just above the higher end of our guidance, for the same reasons I just mentioned.

Non-GAAP operating margins and income were 3% of revenue and $0.8 million. Operating margins of 15% and operating income of $4.4 million were recorded in the second quarter of 2024, respectively.

GAAP operating loss for the second quarter of 2025 was $4.5 million, as compared to GAAP operating loss of $35,000 for the same period in 2024.

Ceva, Inc. Q2 2025 Financial Results Conference Call - Prepared Remarks :: August 11, 2025

GAAP and non-GAAP taxes were $1.1 million, just below our guidance and affected by geographies of deals signed.

GAAP net loss for the second of 2025 quarter was $3.7 million and diluted loss per share was 15 cents, as compared to net loss of $0.3 million and diluted loss per share of 1 cent for the same period last year.

Non-GAAP net income and diluted income per share for the second quarter of 2025 was $1.8 million and 7 cents, respectively, better than forecast. In the same period last year, net income was $4.2 million and diluted income per share was 17 cents.

With respect to other related data

Shipped units by Ceva licensees during the second quarter of 2025 were 488 million units, up 16% sequentially and up 6% from the second quarter 2024 reported shipments.

Of the 488 million units reported, 55 million units, or 11%, were for mobile handset modems.

●	409 million units were for consumer IoT markets, up 16% from 353 million units in the second quarter of 2024.

●	24 million units were for Industrial IoT markets, down 16% from 28 million in the second quarter of 2024.

●	Bluetooth shipments were 254 million units in the quarter, down 5% from 266 million in the second quarter of 2024.

●	Cellular IoT shipments were an all-time record high 66 million units, up 66% year-over-year.

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Wi-Fi shipments were 62 million units, up 80% from 35 million units a year ago. Wi-Fi 6 shipments reached a new record high and were up 113% year-over-year as we continue to see our Wi-Fi 6 customers ramp up in the consumer and industrial markets.

Overall, good sequential growth in royalties and shipments, in many of our consumer end markets, while softness was evident in smartphones and some areas of industrial.

Ceva, Inc. Q2 2025 Financial Results Conference Call - Prepared Remarks :: August 11, 2025

As for the balance sheet items

As of June 30, 2025, Ceva’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $157 million. In the second quarter of 2025, we were more active with our buyback program and repurchased 300,000 shares for approximately $6.2 million. As of today, around 725,000 shares are available for repurchase under the repurchase program as expanded in November 2024.

Our DSO for the second quarter of 2025 is 42 days, lower than our norm and prior quarters.

During the second quarter, we generated $1.2 million in cash from operating activities, ongoing depreciation and amortization was $1.1 million, and the purchase of fixed assets was $0.7 million.

At the end of the second quarter, our headcount was 435 people, of whom 354 are engineers.

Now for the guidance

Our licensing pipeline and potential deal flow, specifically around edge AI prospects, look healthy entering the third quarter and second half of the year. We have demonstrated strong licensing execution in 2025, notably achieving five sequential quarters with $15 million or above in licensing revenues. Royalty revenues historically are stronger in the second half of the year, due to seasonality, and new product deployment as shipment ramps ahead of the holiday season. We are encouraged by the strength of many of our customers and end market demand, particularly around our cellular IoT and Wi-Fi 6 product lines. We also anticipate growth in smartphone royalties in the second half of the year, driven by share gains at a U.S. OEM smartphone customer using our technology in their in-house 5G modem. As such, we are maintaining our overall revenue guidance growth as discussed in the prior earnings call.

Ceva, Inc. Q2 2025 Financial Results Conference Call - Prepared Remarks :: August 11, 2025

We continue our long-term investment in AI and other new technologies to enrich our IP portfolio, along with continued focus on expenses. We reiterate our belief that we will reach a double-digit percentage increase of non-GAAP net income and fully diluted non-GAAP EPS relative to 2024.

As for the third quarter:

●	Total revenue is expected to be in the range of $26 to $30 million.

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Gross margin is expected to be 1% higher than the second quarter, approximately 87% on a GAAP basis and 88% on a non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.1 million amortization of acquired intangibles.

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GAAP OPEX is expected to be similar to the second quarter, in the range of $26 million to $27 million. Of our anticipated total operating expenses for the third quarter, $4.7 million is expected to be attributable to equity-based compensation expenses, $0.2 million for amortization of acquired intangibles and $0.1 million for expenses related to business acquisition.

●	Non-GAAP OPEX is also expected to be quite similar to the second quarter, in the range of $21 million to $22 million.

●	Net interest income is expected to be approximately $1.3 million.

●	Taxes for the third quarter are expected to be approximately $1.8 million.

●	Share count for the third quarter is expected to be 25.8 million shares.

Operator: You can now open the Q&A session

Closing Remarks: Amir

On behalf of the Ceva team, thank you for joining us today. We continue to execute on our strategy to democratize edge AI through our portfolio of technologies that enable connectivity, sensing, and inference. Our strong licensing performance, expanding royalty base, and milestone of over 20 billion devices shipped underscore the trust our customers place in us as a foundational technology provider. With AI adoption accelerating across consumer, industrial, and automotive markets, and our IP portfolio more relevant than ever, we are well positioned to drive long-term growth and shareholder value. We look forward to meeting many of you during the third quarter at investor conferences.

Ceva, Inc. Q2 2025 Financial Results Conference Call - Prepared Remarks :: August 11, 2025

Richard, I’ll hand over to you to wrap it up.

Wrap Up: Richard

Thank you, Amir. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website. With regards to upcoming events, we will be participating in the following conferences:

-	Oppenheimer 28th Annual Technology, Internet & Communications Conference, August 13, being held virtually

-	Rosenblatt Virtual Tech Summit, August 19, being held virtually

-	6th Annual Needham Virtual Semiconductor & SemiCap 1×1 Conference, August 20, being held virtually

-	Jefferies Semiconductor, IT Hardware & Communications Technology Conference, August 26, in Chicago, IL

-	Evercore Semiconductor, IT Hardware & Networking Conference, August 27 in Chicago, IL

-	TD Securities Technology Growth Cap Summit, September 4 in New York, NY

-	Jefferies TechTrek 2025, September 11 in Tel Aviv, Israel

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye